UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 5, 2010
(Date of Report/Date of earliest event reported)
BANK MUTUAL CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	000-31207	39-2004336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(Address and zip code of principal executive offices)
(414) 354-1500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On April 5, 2010, Bank Mutual (the “Bank”), a wholly-owned subsidiary of Bank Mutual Corporation (the “Company”), appointed David A. Baumgarten as President of the Bank, effective as of April 12, 2010. Although he does not have a formal officer position with the Company, Mr. Baumgarten will be considered an “executive officer” of the Company for purposes of certain securities disclosures. Michael Crowley, Jr. will remain as Chairman and Chief Executive Officer of the Bank (although relinquishing the title of President) and as Chairman, Chief Executive Officer and President of the Company. Mr. Baumgarten was also elected to serve as a director of the Bank, effective as of the close of business on April 19, 2010.
     Mr. Baumgarten, 59, served as Executive Vice President, Regional Banking, of Associated Banc-Corp, a bank holding company incorporated in Wisconsin, and its bank subsidiary, Associated Bank, National Association (“Associated Bank”), from 2005 to 2010, and served as Regional President of Associated Bank’s Southeast region from 2001 to 2010. Mr. Baumgarten also served as a director of Associated Bank and a director of Associated Financial Group, LLC (a subsidiary of Associated Bank).
     In connection with the appointment as President of the Bank, the Bank entered into an employment agreement with Mr. Baumgarten. Mr. Baumgarten’s employment agreement is substantially similar to the employment agreements entered into with certain other executive officers of the Company. Those other agreements are described in the Company’s proxy statement for its 2010 annual meeting of shareholders – see “Compensation Discussion and Analysis – Employment Agreements/Change in Control Provisions” and “Executive Compensation – Employment Agreements and Potential Payments upon Termination or Change in Control.” Further information relating specifically to Mr. Baumgarten’s employment agreement is provided below.
     Mr. Baumgarten’s employment agreement has an initial term of two years and each year the agreement may be extended, upon agreement of Mr. Baumgarten and by affirmative action of the Bank’s board of directors at least 30 days prior to each anniversary date, so that the agreement remains in effect for a rolling two-year period. The employment agreement provides for, among other things: (1) an initial base annual salary of $375,000, (2) incentive compensation to be calculated in accordance with the provisions of the Company’s Management Incentive Compensation Plan (initially, Mr. Baumgarten will have a target bonus opportunity of 20% of base salary; depending upon performance, his actual bonus will vary from zero, if minimum goals are not reached, to up to double the target amount, if performance reaches maximum levels), (3) participation in the Bank Mutual Corporation 2004 Stock Incentive Plan, the Bank Mutual Corporation Pension Plan, the Bank Mutual 401(k) Retirement Plan and other similar plans as may be in effect from time to time, (4) country club and social club memberships, (5) a monthly automobile allowance, (6) term life insurance coverage, (7) employer-paid (to the same extent as other executive officers) medical and dental insurance, (8) participation in disability plans, (9) vacation and participation in other employee benefit plans or programs as are offered to or provided for other executive officers of the Company or the Bank from time to time, and (10) officers’ insurance and indemnity, all in accordance with the Bank’s policies.
     Mr. Baumgarten’s employment agreement provides that, not later than May 3, 2010, the Company shall grant Mr. Baumgarten, under the Company’s 2004 Stock Incentive Plan, an award of 15,000 restricted shares of Company common stock and an award of options to acquire 50,000 shares of Company common stock. However, such awards have not yet been granted.
     If the Bank terminates Mr. Baumgarten’s agreement at the end of the first two years of employment, he would receive a lump sum payment equal to 100% of his annual base salary at the time of termination. In addition, he would receive insurance benefits (life, medical, dental and optical) and required medical coverage at the Bank’s expense for a period of up to three months in accordance with the Bank’s policies and applicable law. The termination provisions and payments upon certain events of termination or change in control provided for in Mr. Baumgarten’s employment agreement are substantially similar to the provisions contained in the employment agreements for certain other executive officers, except that, in certain circumstances, Mr. Baumgarten may receive benefits for a longer severance period (e.g., up to two years in certain cases) than the other executives.
     Mr. Baumgarten is also subject to confidentiality and non-solicitation provisions, under which he agrees, for a period of two years following the termination of his employment regardless of the reason for such termination, not to solicit customers or employees of the Bank or to disclose or use confidential information of the Bank. If Mr. Baumgarten breaches the confidentiality and non-solicitation provisions, the Bank is entitled to injunctive relief in addition to other remedies available at law.
     The foregoing description of Mr. Baumgarten’s employment agreement is not complete and is qualified in its entirety by reference to the employment agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Bank Mutual and David A. Baumgarten dated as of April 5, 2010 (with an effective date of April 12, 2010)

99.1	Press Release of Bank Mutual dated April 8, 2010
* * * * *

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2010	BANK MUTUAL CORPORATION (Registrant)
	By:	/s/ Michael T. Crowley, Jr.
Michael T. Crowley, Jr.
Chairman, Chief Executive Officer and President

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